UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2017

MBT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Michigan	000-30973	38-3516922

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

102 East Front Street, Monroe, Michigan	48161

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 241-3431

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors. On January 30, 2017, the Board of Directors (the “Board”) of MBT Financial Corp. appointed Kristine L. Barann and Joseph S. Vig to fill its two current vacancies.

Ms. Barann is a Certified Public Accountant and has been employed as President at Baker College of Allen Park since 2014. Prior to that, she served as the Vice President of Finance at Baker College of Allen Park. Ms. Barann was also appointed to the Board’s Audit and Compensation committees.

Mr. Vig is Principal of J. S. Vig Construction Company, a commercial construction company based in Taylor, Michigan. Mr. Vig was also appointed to the Board’s Loan Review and Compensation committees.

The Board has determined that both Ms. Barann and Mr. Vig satisfy the definition of “independent directors” in accordance with the Company’s Corporate Governance Guidelines, and both have been nominated for election by shareholders at the 2017 Annual Meeting.

As members of the Company’s Board of Directors, Ms. Barann and Mr. Vig will receive retainer fees in accordance with those paid to non-employee members of the Company’s Board of Directors in general, as well as have the opportunity to participate in all compensation and benefit plans currently available for participation by non-employee members of the Board of Directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Dated: January 30, 2017	MBT Financial Corp.

/s/ John L. Skibski
John L. Skibski
Executive Vice President and
Chief Financial Officer